ANI Reports Second Quarter 2014 Financial Results and Year-To-Date Highlights

  Recognized net revenues of $6.6 million and adjusted non-GAAP EBITDA of $0.2 million.
  Recorded $3.9 million in charges that reduced net revenues, adjusted non-GAAP EBITDA, and net income dollar-for-dollar in the second quarter.
  Provides guidance for the second half of 2014 for net revenues of between $28 million and $30 million, and adjusted non-GAAP earnings of between $0.90 and $1.00 per share.
  Acquired Lithobid® and Vancocin® for $23 million.

BAUDETTE, Minn., Aug. 4, 2014 /PRNewswire/ -- ANI Pharmaceuticals, Inc. ("ANI") (NASDAQ: ANIP) today reported financial results for the three and six months ended June 30, 2014 and provided revenue and adjusted non-GAAP earnings guidance for the second half of 2014.

Second quarter net revenues were $6.6 million, an increase of 8% as compared to $6.2 million for the same period in 2013. Total revenues, adjusted non-GAAP EBITDA, and net income for the quarter include $3.9 million in charges, which were a direct result of the price increase for ANI's Esterified Estrogen with Methyltestosterone ("EEMT") product. These charges reduced net revenues, adjusted non-GAAP EBITDA, and net income on a dollar-for-dollar basis for the quarter. Second quarter adjusted non-GAAP EBITDA was $0.2 million, a decrease of 81% as compared to $1.2 million in the same period in 2013. ANI's net loss of $2.4 million also reflected a catch-up charge of $1.3 million in non-cash stock-based compensation, which was recognized upon shareholder approval of an increase in shares available for issuance under ANI's stock compensation plan. Total non-cash stock compensation expense for the quarter was $2.0 million, including the $1.3 million catch-up charge. Non-cash stock compensation expense is expected to be approximately $0.7 million per quarter for the remainder of 2014.

ANI's Guidance for the Second Half of 2014

ANI's guidance for the second half of 2014 is based on management's current estimates of the Company's market share for its products, product pricing, cost of sales, and operating costs.

  Net revenues estimated to be between $28 million and $30 million.
  Adjusted non-GAAP earnings per share, excluding non-cash stock compensation expense, estimated to be between $0.90 and $1.00 per share, assuming 11,312,582 shares outstanding.
  Adjusted non-GAAP EBITDA, excluding non-cash stock compensation expense, estimated to be between $14 million and $15 million.
  An estimated effective tax rate for the second half of 15%.

This guidance includes the benefits from the Lithobid® and Vancocin® products acquired in July and August 2014, respectively. Additional product launches during the second half of 2014 would be incremental to the guidance above.

Year-to-date highlights include:

  First half net revenues of $17.5 million, an increase of 50% as compared to $11.7 million for the same period in 2013.
  First half adjusted non-GAAP EBITDA of $4.5 million, an increase of 137% as compared to $1.9 million for the same period in 2013.
  Acquired Lithobid® NDA from Noven Therapeutics on July 1, 2014.
  Acquired Vancocin® NDA and related ANDAs from Shire on August 1, 2014.
  Acquired ANDAs for 31 generic products from Teva Pharmaceuticals.
  Completed a follow-on public offering of common stock yielding net proceeds of $46.7 million.
  Filed an ANDA with the FDA for an anti-cancer drug and requested an expedited review.
  Entered into a collaborative arrangement for a second generic drug product with Sofgen Pharmaceuticals.
  Entered into a collaborative arrangement for a generic drug product with Dexcel Pharma Technologies Ltd.
  Entered into two development agreements for generic drugs with Sterling Pharmaceutical Services.

Net revenues and Adjusted Non-GAAP EBITDA (in thousands)	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net revenues	$ 6,647	$ 6,152	$ 17,546	$ 11,713
Adjusted Non-GAAP EBITDA(a)	$ 226	$ 1,204	$ 4,470	$ 1,886

(a) See Table 2 for US GAAP reconciliation.

Arthur S. Przybyl, President and CEO, stated,

"Our second quarter financial results generated net revenues of $6.6 million and adjusted non-GAAP EBITDA of $0.2 million, including $3.9 million in charges related to the April price increase for our EEMT product. We expect to realize the benefits from the price increase in the second half of the year.

We entered into two collaborative arrangements during the second quarter, with Sofgen and Dexcel Pharmaceuticals. We also filed an ANDA with the FDA for our first anti-cancer drug and requested an expedited review, as there are no current generics or blocking patents for the product. We remain committed to launching our first product acquired from Teva in the fourth quarter of 2014.

In July and August, and as part of our mature brand strategy, we acquired Lithobid® and Vancocin® for combined consideration of $23 million. We expect these products to generate approximately $9 million in revenues and $8 million in non-GAAP EBITDA on an annualized basis. We continue to advance our internal generic product development efforts while selectively pursuing acquisitions and partnerships for late stage ANDA products and mature brands."

Second Quarter Results

For the three months ended June 30, 2014, ANI reported net revenues of $6.6 million, an increase of 8% from $6.2 million in the prior year period. Second quarter revenues were reduced by the $3.9 million in charges related to price-protection contract obligations for EEMT. The increase in revenues was due to a 37% increase in net prescription sales from $3.9 million to $5.4 million, primarily as a result of increased sales of and price increases for EEMT. Increased prescription sales were partially offset by a 44% decrease in contract sales, development services, and royalty revenues from $2.2 million to $1.2 million.

Adjusted non-GAAP EBITDA was $0.2 million for the three months ended June 30, 2014, compared to $1.2 million in the prior year period. The second quarter 2014 adjusted non-GAAP EBITDA was negatively impacted by the $3.9 million in charges related to price-protection contract obligations for EEMT. For a reconciliation of adjusted non-GAAP EBITDA to GAAP operating income, please see Table 2.

Cost of sales decreased as a percentage of net revenues to 32% from 35%, primarily due to price increases for EEMT.

Research and development costs were $0.9 million and $0.4 for the three months ended June 30, 2014 and 2013, respectively. The increase was due to work on new development projects, including the Teva products, new collaborations with Sterling and Sofgen, and a filing fee for an ANDA submission of an anti-cancer drug.

Selling, general and administrative expenses decreased to $5.4 million for the three months ended June 30, 2014, from $7.2 million in the prior year period. The decrease was primarily due to the lack of $4.8 million of merger-related expenses incurred in the second quarter of 2013, partially offset by increases in personnel and consulting, legal, and other fees related to becoming a public company, as well as $2.0 million of non-cash stock compensation expense, of which $1.3 million was a catch-up charge recognized upon shareholder approval of an increase in shares available for issuance under ANI's stock compensation plan.

Operating loss was $2.5 million for the three months ended June 30, 2014, as compared to a $3.8 million loss in the prior year period. The second quarter 2014 operating loss was negatively impacted by the $3.9 million in charges related to price-protection contract obligations for EEMT and the $1.3 million catch-up charge for non-cash stock-based compensation. The second quarter 2013 operating loss included $4.8 million of merger-related expenses.

Net loss was $2.4 million for the three months ended June 30, 2014, as compared to a loss of $4.6 million in the prior year period. Diluted loss per share for the three months ended June 30, 2014 was $(0.21).

Results for Six Months ended June 30, 2014

For the six months ended June 30, 2014, ANI reported net revenues of $17.5 million, an increase of 50% from $11.7 million in the prior year period. First half revenues were reduced by the $3.9 million in charges related to price-protection contract obligations for EEMT. The increase in revenues was due to a 90% increase in net prescription sales from $7.5 million to $14.2 million, primarily as a result of increased sales of and price increases for EEMT. These increased prescription sales were partially offset by a 22% decrease in contract sales, development services, and royalty revenues from $4.2 million to $3.3 million.

Adjusted non-GAAP EBITDA was $4.5 million for the six months ended June 30, 2014, as compared to $1.9 million in the prior year period. The first half 2014 adjusted non-GAAP EBITDA was negatively impacted by the $3.9 million in charges related to price-protection contract obligations for EEMT. For a reconciliation of adjusted non-GAAP EBITDA to GAAP operating income, please see Table 2.

Cost of sales decreased as a percentage of net revenues to 27% from 39%, primarily due to price increases for EEMT.

Research and development costs were $1.2 million and $0.7 for the six months ended June 30, 2014 and 2013, respectively. The increase was due to work on new development projects, including the Teva products, new collaborations with Sterling and Sofgen, and a filing fee for an ANDA submission of an anti-cancer drug.

Selling, general and administrative expenses decreased to $9.1 million for the six months ended June 30, 2014 from $9.5 million in the prior year period. The decrease was due to the lack of $5.0 million of merger-related expenses incurred in the first half of 2013, partially offset by increases in personnel and consulting, legal, and other fees related to becoming a public company, as well as $2.0 million of non-cash stock compensation expense, of which $1.3 million was a catch-up charge recognized upon shareholder approval of an increase in shares available for issuance under ANI's stock compensation plan.

Operating income was $1.0 million for the six months ended June 30, 2014, as compared to a $3.4 million operating loss in the prior year period. The first half 2014 operating income was negatively impacted by the $3.9 million in charges related to price-protection contract obligations for EEMT and the $1.3 million catch-up charge for non-cash stock-based compensation. The first half 2013 operating loss included $5.0 million of merger-related expenses.

Net income was $1.0 million for the six months ended June 30, 2014, as compared to a $4.3 million loss in the prior year period. Diluted EPS for the six months ended June 30, 2014 was $0.09.

Selected Balance Sheet Data
(in thousands)
	June 30,	December 31,
	2014	2013
Cash	$ 52,961	$ 11,105
Accounts Receivable	$ 7,794	$ 12,513
Inventory	$ 5,912	$ 3,518
Current Assets	$ 67,160	$ 27,716
Current Liabilities	$ 3,892	$ 3,538

As a result of the follow-on public offering completed during the first quarter and $7.1 million of positive cash flows from operations for the first half of 2014, ANI had $53.0 million of cash at June 30, 2014. Accounts receivable decreased from $12.5 million to $7.8 million due to the price-protection credit obligations for EEMT and increased collections. ANI's inventory increased from $3.5 million to $5.9 million due to increased purchases of raw materials for EEMT and for new products expected to launch in the second half of 2014. ANI's total current assets increased by $39.5 million to $67.2 million at June 30, 2014, from $27.7 million at December 31, 2013.

Total shares issued and outstanding at June 30, 2014 were 11,312,582.

ANI Product Development Pipeline

Products	ANI	Partnered	Total
At FDA	6	3	9
Development	4	5	9
Teva Products	31	0	31

ANI's product development pipeline includes extended-release products, narcotics, anti-cancers, oral solutions, suspensions and solid dosage forms. These forty-nine generic products address a total annual market size of approximately $2.7 billion, based on data from IMS Health.

Non-GAAP Financial Measures

Adjusted Non-GAAP EBITDA

ANI's management considers adjusted non-GAAP EBITDA to be an important financial indicator of ANI's operating performance, providing investors and analysts with a useful measure of operation results unaffected by non-cash stock-based compensation, merger-related expenses, and differences in capital structures, tax structures, capital investment cycles, ages of related assets and compensation structures among otherwise comparable companies. Management uses adjusted non-GAAP EBITDA when analyzing Company performance.

Adjusted non-GAAP EBITDA is defined as operating income/(loss), excluding depreciation, amortization, stock-based compensation expense, and merger-related operating expenses. Adjusted non-GAAP EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under GAAP. A reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP financial measure is provided in Table 2.

About ANI

ANI Pharmaceuticals, Inc. (the "Company" or "ANI") is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products. For more information, please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about price increases, the Company's future operations, products financial position, operating results and prospects , the Company's pipeline or potential markets therefor, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "plans," "potential," "future," "believes," "intends," "continue," other words of similar meaning, derivations of such words and the use of future dates.

Uncertainties and risks may cause the Company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the risk that the Company may face with respect to importing raw materials; increased competition; delays or failure in obtaining product approval from the U.S. Food and Drug Administration; general business and economic conditions; market trends; products development; regulatory and other approvals and marketing.

More detailed information on these and additional factors that could affect the Company's actual results are described in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as its proxy statement. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company's current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:
Arthur S. Przybyl
(218) 634-3608
arthur.przybyl@anipharmaceuticals.com

ANI Pharmaceuticals, Inc. and Subsidiary
Table 1: US GAAP Income Statement
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,

	2014	2013	2014	2013

Net Revenues	$ 6,647	$ 6,152	$ 17,546	$ 11,713

Operating Expenses
Cost of sales (excl. depreciation
and amortization)	2,117	2,171	4,739	4,580
Research and development	851	437	1,227	733
Selling, general and administrative	5,433	7,172	9,136	9,481
Depreciation and amortization	706	147	1,409	291

Total Operating Expenses	9,107	9,927	16,511	15,085

Operating (Loss)/Income	(2,460)	(3,775)	1,035	(3,372)

Other Income/(Expense)
Interest income/(expense)	3	(374)	3	(467)
Other expense	(39)	(434)	(10)	(484)

(Loss)/Income Before Income Tax Benefit/(Provision)	(2,496)	(4,583)	1,028	(4,323)

Income tax benefit/(provision)	133	-	(32)	-

Net (Loss)/Income	(2,363)	(4,583)	996	(4,323)

Preferred stock dividends	-	(2,370)	-	(4,974)

(Loss)/Income Attributable to Common Stockholders	$ (2,363)	$ (6,953)	$ 996	$ (9,297)

Basic Earnings (Loss) Per Share
Basic Earnings (Loss) Per Share	$ (0.21)	$ (6.03)	$ 0.09	$ (16.03)

Basic Weighted-Average
Shares Outstanding	11,233	1,153	10,612	580

Diluted Earnings (Loss) Per Share
Diluted Earnings (Loss) Per Share	$ (0.21)	$ (6.03)	$ 0.09	$ (16.03)

Diluted Weighted-Average
Shares Outstanding	11,233	1,153	10,640	580

ANI Pharmaceuticals, Inc. and Subsidiary
Table 2: Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,

	2014	2013	2014	2013

Operating (Loss)/Income	($2,460)	($3,775)	$1,035	($3,372)

Add back
Depreciation and amortization	706	147	1,409	291

Add back
Stock-based compensation	1,980	-	2,026	-
Merger-related expenses, not	-	4,832	-	4,967
already added back
Adjusted EBITDA	$226	$1,204	$4,470	$1,886